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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report (dated February 1, 1994) relating to the consolidated financial statements of Spelling Entertainment
Group Inc. and subsidiaries included in Spelling Entertainment Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993 and our report dated March 30, 1994 relating to the consolidated financial statements of
Republic Pictures Corporation and subsidiaries included in Spelling Entertainment Group Inc.'s Current Report on Form 8-K dated April 26, 1994. We also consent to all references to our Firm included in this Registration Statement.

                                          ARTHUR ANDERSEN & CO.

Los Angeles, California
May 5, 1994